EXHIBIT 99.1

ROSETTA RESOURCES INC. ANNOUNCES
THIRD QUARTER 2009 RESULTS AND PROVIDES UPDATE ON EMERGING PLAYS

HOUSTON, TEXAS, November 6, 2009 / GLOBENEWSWIRE / -- Rosetta Resources Inc. (NASDAQ: ROSE) (“Rosetta” or the “Company”) today announced financial and operating results for the third quarter of 2009 and an update on planned fourth quarter activities.

Randy Limbacher, Rosetta’s President and CEO, commented, “In the third quarter, Rosetta made significant progress in building a company capable of delivering and sustaining long term profitable growth in production and reserves. We are encouraged by the early results in our Eagle Ford and Bakken programs and we continue to advance our inventory efforts in our core area assets. We believe our recent results position us for the breakout performance we are seeking as part of our shift to a resource player.”

FINANCIAL REVIEW

For the third quarter ended September 30, 2009, Rosetta reported net income of $5.7 million, or $0.11 per diluted share, an increase of $105.1 million from net income of ($99.4) million, or ($1.96) per diluted share, for the same period in 2008.

Production for the third quarter of 2009 averaged 120.7 MMcfe/d. Daily production was down 14% overall versus the third quarter of 2008, driven mostly by decline in the Company’s non-core assets in the Gulf of Mexico and Texas State Waters.  Revenues for the third quarter of 2009 were $64.5 million compared to $130.0 million for the same period in 2008.  The decrease in revenues was primarily attributable to lower realized gas prices, including hedging, of $5.61 per Mcf versus $9.47 per Mcf for the same period in 2008. Total revenue in this year’s third quarter includes a benefit of $22.9 million due to the effect of natural gas hedging.

Total lease operating expense ("LOE"), which includes direct LOE, workovers, ad valorem taxes and insurance, was $13.3 million or $1.20 per Mcfe during the third quarter. Direct LOE was $10.0 million or $0.90 per Mcfe, workover costs were ($0.2) million or ($0.01) per Mcfe, ad valorem taxes were $3.0 million or $0.27 per Mcfe, and insurance was $0.5 million or $0.04 per Mcfe.  Production taxes were $1.1 million or $0.10 per Mcfe and treating and transportation and marketing charges were $1.8 million or $0.16 per Mcfe. Depreciation, depletion and amortization (“DD&A”) was $23.0 million based on a DD&A rate of $2.07 per Mcfe.

General and administrative (“G&A”) costs were $10.4 million or $0.94 per Mcfe for the third quarter, including $2.0 million in non-cash stock compensation expense. Excluding stock compensation expense, general and administrative costs were $0.76 per Mcfe. This quarter’s G&A included approximately $0.2 million related to the insourcing of our gas marketing function, which was previously handled by Calpine. Going forward, this additional G&A expense is expected to be more than offset by lower marketing expense.

For the nine months ended September 30, 2009, Rosetta reported a net loss of $228.4 million, or a $4.48 loss per diluted share, a decrease of $195.8 million from a net loss of $32.6 million, or a $0.64 loss per diluted share, for the same period in 2008.  These results include a first quarter non-cash charge of $238.1 million, net of tax, for impairment of oil and gas properties.

Production and revenues for the nine months ended September 30, 2009 were 142.1 MMcfe/d and $217.5 million, respectively, compared to 148.8 MMcfe/d and $412.8 million in 2008.  Average realized gas prices in 2009, including hedging, decreased to $5.46 per Mcf from $9.51 per Mcf in 2008.  Total revenue for the first nine months of 2009 included a benefit of $60.1 million due to the effect of natural gas hedging.

For the nine months ended September 30, 2009, LOE was $47.9 million or $1.24 per Mcfe.  Direct LOE was $32.3 million or $0.83 per Mcfe, workover costs were $3.1 million or $0.08 per Mcfe, ad valorem taxes were $11.4 million or $0.29 per Mcfe, and insurance was $1.1 million or $0.03 per Mcfe.  Production taxes were $4.2 million or $0.11 per Mcfe and treating and transportation and marketing charges were $5.2 million or $0.13 per Mcfe.

General and administrative costs were $32.4 million for the nine months ended September 30, 2009 including $4.7 million in non-cash stock compensation expense.

OPERATIONS REVIEW

During the third quarter, the Company drilled nine gross and nine net wells with a net success rate of 78%. The majority of this drilling activity took place in South Texas as the company increased capital activity when compared to the second quarter of 2009.

Rosetta’s average production volumes decreased 14% compared to last year’s third quarter due to the impact of significantly reduced capital program activity earlier in the year as well as continued production decline in the company’s non-core assets in the Gulf of Mexico and Texas State Waters.

In South Texas, Rosetta drilled eight gross wells in the third quarter, six being productive, for a 75% success rate. Net production from South Texas was 46 MMcfe/d for the quarter, down 9 MMcfe/d compared to the third quarter of 2008, reflecting lower 2009 drilling levels.

In the Rockies, net production was 17 MMcfe/d for the third quarter, up 5 MMcfe/d from the third quarter of 2008, driven by Pinedale acquisition volumes and field optimization in the DJ Basin. The Company is currently evaluating options to initiate drilling activity on its significant DJ Basin inventory, but has no plans to drill in this asset area during the remainder of 2009.

In the Sacramento Basin, average net production was 41 MMcfe/d for the quarter, up 1 MMcfe/d compared to the third quarter of 2008.  Despite drilling no new wells in 2009, the Company’s successful bypassed pay recompletion program, as well as facility optimization projects, has offset field decline and modestly increased production. The Company recently initiated a third phase of this recompletion program targeting 14 recompletions.

The Company’s non-core properties in the Gulf of Mexico and Texas State Waters produced a combined 7 MMcfe/d for the quarter, down 14 MMcfe/d from the third quarter of 2008. These non-core assets are being contemplated for divestiture at some point in the future. In other non-core property activities, the Company generated sale proceeds of $3.4 million in the third quarter. These sales will have a negligible impact on reserves, annual production and acreage positions.

EMERGING PLAY UPDATE

Eagle Ford Shale:  Second exploratory well a success, acreage position continues to grow and production from the initial discovery well meeting expectations.

During the quarter, the company drilled and completed its second horizontal exploratory well, the Gates 05D #9-5H, located in Northwest Webb County.  This well was successfully drilled to a total measured depth of 12,400 feet (8,300 feet TVD) and had a lateral length of approximately 3,700 feet.  The well was first delivered to sales on October 6, 2009.  After seven days, the well was producing on a 24/64 inch choke at a rate of 3.5 MMcf/d, 337 Bopd, and 548 Bwpd.  The gas stream has high liquid content with a BTU factor of 1,320 BTU/cf.  Cumulatively for its first seven days of production, the Gates 05D #9-5H produced 25 MMcf, 2,200 Bbls of condensate, and 20,000 Bbls of frac fluid.  The Company holds more than 12,000 net acres in the Gates Ranch.

The previously announced discovery in southwest La Salle County, the Springer Ranch #1H, continues to meet expectations.  The Company holds more than 14,000 net acres in the Springer Ranch Area and plans to spud its second exploratory well in this area by the end of the year.

By the end of the quarter, the company’s acreage position in the Eagle Ford had grown to more than 42,000 net acres in the play and the company continues to actively lease in the play.

Alberta Basin Bakken:  Initial vertical exploratory well taken horizontal and second vertical exploratory well spud.

The Company’s first exploratory well in the Alberta Basin to test the Lodgepole, Bakken and Three Forks formations has been successfully drilled horizontally and is currently awaiting completion. This initial exploratory well in Glacier County, Montana, the Tribal Gunsight #31-16H, was drilled vertically, cored and logged. Based on data from the vertical well, the company then drilled horizontally to a total measured depth of 9,206 feet (4,837 feet TVD).  The well has a lateral length of about 4,100 feet.

Rosetta has more than 230,000 net acres in this trend and recently spud its second well in the play, the Tribal Riverbend #12-13H.

FINANCING UPDATE

At the end of the third quarter, the Company had approximately $65.7 million of cash up $16.2 million from the end of the second quarter. During the quarter the Company reduced outstanding debt by $10 million.

During October 2009, the borrowing base under the amended and restated revolving credit agreement was reset to $350 million from a previous amount of $375 million.  The company now has $190 million borrowed under the revolving credit agreement with unused availability of $160 million.  Based on quarter ending cash balances and unused availability the Company’s liquidity continues at $225 million.

Hedging Update

The Company's hedge position consists of 52,000 MMBtu/d hedged at an average price of $7.64 per MMBtu for the remainder of 2009, along with 12,500 MMBtu/d for 2010 at an average price of $7.79 per MMBtu and 5,000 MMBtu/d for 2011 at an average price of $5.72 per MMBtu. The Company has also entered into costless collar transactions covering production from 2009 to 2011. The costless collars for 2009 consist of 5,000 MMBtu/d of the Company's 2009 production with an average floor price of $8.00 per MMBtu and an average ceiling price of $10.05 per MMBtu. For 2010, the collars consist of 5,000 MMBtu/d of the Company's production with an average floor price of $5.75 per MMBtu and an average ceiling price of $7.55 per MMBtu. For 2011, the collars consist of 10,000 MMBtu/d of the Company's production with an average floor price of $5.75 per MMBtu and an average ceiling price of $7.55 per MMBtu.

OUTLOOK

The Company continues to exercise prudence in funding its capital program at a level that does not exceed internally-generated cash flow.  Currently, the Company expects to spend $125 million of organic capital in 2009, up modestly from prior guidance primarily reflecting increased drilling and leasing in the Eagle Ford and Bakken plays. The Company is maintaining its previous estimate of full year volume guidance at between 130-140 MMcfe/d, excluding acquisitions and divestitures. Fourth quarter volumes are expected to increase from third quarter levels due to the impact of recent Lobo drilling, ongoing Sacramento Basin recompletion activity and production from the two successes in the Eagle Ford play. The Company estimates its exit rate for 2009 to be between 130 – 135 MMcfe/d.

The Company’s 2010 budgeting process is now underway. A capital level and program allocation has not yet been finalized, but the Company expects to announce a higher capital program in 2010, given its current liquidity position. A significant portion of next year’s capital will likely be directed toward funding the Eagle Ford and Bakken. The Company believes it can achieve growth in production and reserves in future years from identified inventory within existing core areas and from success in the Eagle Ford and Bakken plays.

Limbacher commented, “The downturn in 2009 forced us to conserve and prioritize, which served us well by preserving our liquidity. We will continue to be prudent, but we are in a strong position to fund a capital program that can generate a meaningful performance improvement next year and beyond. We believe Rosetta will emerge from 2009 as a significantly stronger company. We look forward to continuing to update the market on our emerging plays and on our 2010 budget and programs.”

Forward-Looking Statements:

All statements, other than statements of historical fact, included in this press release are “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the intent, belief or current expectations of Rosetta Resources Inc. and its subsidiaries (the “Company”) and its management. These forward-looking statements are based upon current expectations and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those herein described. Accordingly, Recipients are cautioned that these forward-looking statements are not guarantees of future performance. Please refer to Company’s risks, uncertainties and assumptions as it discloses from time to time in the Company’s reports and registration statements filed with the SEC, including the risk factors identified in its Annual Report on Form 10-K for the year ended December 31, 2008, which can also be found on the Company’s website at www.rosettaresources.com.  The Company undertakes no duty to update the information contained herein except as required by law.

[ROSE: F]

Investor Contact:
Michael J. Rosinski
Executive Vice President & Chief Financial Officer
Rosetta Resources Inc.
(713) 335-4037
rosinskim@rosettaresources.com

Page

Rosetta Resources Inc.
Consolidated Balance Sheet
(In thousands, except share amounts)

	September 30, 2009	December 31, 2008
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$65,698	$42,855
Restricted cash	-	1,421
Accounts receivable	18,946	41,885
Derivative instruments	20,305	34,742
Prepaid expenses	3,816	5,046
Other current assets	5,282	4,071
Total current assets	114,047	130,020
Oil and natural gas properties, full cost method, of which $24.8 million at September 30, 2009 and $50.3 million at	1,983,514	1,900,672
December 31, 2008 were excluded from amortization
Other fixed assets	11,915	9,439
	1,995,429	1,910,111
Accumulated depreciation, depletion, and amortization, including impairment	(1,427,711)	(935,851)
Total property and equipment, net	567,718	974,260
Deferred loan fees	5,401	1,168
Deferred tax asset	175,964	42,652
Other assets	2,138	6,278
Total other assets	183,503	50,098
Total assets	$865,268	$1,154,378

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$2,046	$2,268
Accrued liabilities	27,710	48,824
Royalties payable	12,979	17,388
Derivative instruments	258	985
Prepayment on gas sales	7,203	19,382
Deferred income taxes	7,467	12,575
Total current liabilities	57,663	101,422
Long-term liabilities:
Derivative instruments	1,479	-
Long-term debt	288,628	300,000
Other long-term liabilities	27,769	26,584
Total liabilities	375,539	428,006

Stockholders' equity:
Preferred stock, $0.001 par value; authorized 5,000,000 shares; no shares issued in 2009 or 2008	-	-
Common stock, $0.001 par value; authorized 150,000,000 shares; issued 51,187,734 shares and 51,031,481 shares at September 30, 2009 and December 31, 2008, respectively	51	51
Additional paid-in capital	778,427	773,676
Treasury stock, at cost; 186,861 and 155,790 shares at September 30, 2009 and December 31, 2008, respectively	(3,290)	(2,672)
Accumulated other comprehensive income	11,671	24,079
Accumulated deficit	(297,130)	(68,762)
Total stockholders' equity	489,729	726,372
Total liabilities and stockholders' equity	$865,268	$1,154,378

Rosetta Resources Inc.
Consolidated Statement of Operations
(In thousands, except per share amounts)
Unaudited

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Revenues:
Natural gas sales	$60,049	$114,308	$201,360	$362,894
Oil sales	4,435	15,728	16,116	49,941
Total revenues	64,484	130,036	217,476	412,835
Operating Costs and Expenses:
Lease operating expense	13,312	12,857	47,921	40,445
Depreciation, depletion, and amortization	23,029	46,951	95,928	150,103
Impairment of oil and gas properties	-	205,659	379,462	205,659
Treating and transportation	1,805	1,780	4,608	4,624
Marketing fees	27	840	585	2,602
Production taxes	1,109	2,336	4,183	11,528
General and administrative costs	10,414	15,419	32,358	41,042
Total operating costs and expenses	49,696	285,842	565,045	456,003
Operating income (loss)	14,788	(155,806)	(347,569)	(43,168)

Other (income) expense
Interest expense, net of interest capitalized	5,239	3,186	13,880	11,209
Interest income	(16)	(586)	(93)	(1,141)
Other (income) expense, net	(11)	(40)	149	(170)
Total other expense	5,212	2,560	13,936	9,898

Income (loss) before provision for income taxes	9,576	(158,366)	(361,505)	(53,066)
Provision for income taxes	3,845	(58,991)	(133,138)	(20,495)
Net income (loss)	$5,731	$(99,375)	$(228,367)	$(32,571)

Earnings (loss) per share:
Basic	$0.11	$(1.96)	$(4.48)	$(0.64)
Diluted	$0.11	$(1.96)	$(4.48)	$(0.64)

Weighted average shares outstanding:
Basic	50,994	50,813	50,961	50,636
Diluted	51,291	50,813	50,961	50,636

Rosetta Resources Inc.
Consolidated Statement of Cash Flows
(In thousands, except per share amounts)
Unaudited

	Nine Months Ended September 30,
	2009	2008
Cash flows from operating activities
Net income (loss)	$ (228,367)	$ (32,571)
Adjustments to reconcile net income (loss) to net cash from operating activities
Depreciation, depletion and amortization	95,928	150,103
Impairment of oil and gas properties	379,462	205,659
Deferred income taxes	(131,056)	(24,939)
Amortization of deferred loan fees recorded as interest expense	1,621	885
Amortization of original issue discount recorded as interest expense	228	-
Stock compensation expense	4,951	4,975
Other non-cash items	-	(418)
Change in operating assets and liabilities:
Accounts receivable	22,939	1,544
Prepaid expenses	1,230	4,863
Other current assets	(1,211)	181
Other assets	(444)	192
Accounts payable	(222)	3,046
Accrued liabilities	(5,546)	4,516
Royalties payable	(16,589)	8,265
Net cash provided by operating activities	122,924	326,301
Cash flows from investing activities
Acquisition of oil and gas properties	(3,721)	(29,570)
Purchases of oil and gas assets	(99,191)	(167,629)
Disposals of oil and gas properties and assets	19,483	27
Decrease in restricted cash	1,421	-
Net cash used in investing activities	(82,008)	(197,172)
Cash flows from financing activities
Borrowings on revolving credit facility	28,400	-
Payments on revolving credit facility	(40,000)	-
Deferred loan fees	(5,855)	-
Proceeds from stock options exercised	-	3,669
Purchases of treasury stock	(618)	(831)
Net cash (used in) provided by financing activities	(18,073)	2,838

Net increase in cash	22,843	131,967
Cash and cash equivalents, beginning of period	42,855	3,216
Cash and cash equivalents, end of period	$ 65,698	$ 135,183

Supplemental non-cash disclosures:
Capital expenditures included in accrued liabilities	$ 9,489	$ 23,316